Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Third Quarter 2022 Results

BATON ROUGE, La. -- (October 27, 2022) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E” or the “Company”) today announced results for the third quarter ended September 30, 2022, citing record results for its rental business segment, meaningful fleet growth and further expansion of its branch network. On October 1, 2021, the Company sold its crane business, (the “Crane Sale”). All results and comparisons for the periods reported are presented on a continuing operations basis with the Crane Sale reported as discontinued operations in certain statements and schedules accompanying this report.

THIRD QUARTER 2022 SUMMARY

•
Revenues increased 17.7% to $324.3 million compared to $275.4 million in the third quarter of 2021.
•
Net income increased 55.2% to $38.4 million compared to $24.7 million in the third quarter of 2021. The effective income tax rate was 25.2% compared to 24.7% in the third quarter of 2021.
•
Adjusted EBITDA totaled $139.4 million, an increase of 24.1% compared to $112.3 million in the third quarter of 2021, resulting in a margin of 43.0% of revenues compared to 40.8% in the third quarter of 2021.
•
Total equipment rental revenues were $253.6 million, an increase of $56.4 million, or 28.6%, compared to $197.2 million in the third quarter of 2021. Rental revenues were $224.1 million, an increase of $47.5 million, or 26.9%, compared to $176.7 million in the third quarter of 2021.

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

•
Used equipment sales decreased 34.7% to $20.3 million compared to $31.1 million in the third quarter of 2021. Margins improved to 53.7% compared to 37.6% in the third quarter of 2021.
•
New equipment sales totaled $23.5 million, an increase of 21.4% when compared to $19.4 million in the third quarter of 2021.
•
Gross margin improved to 46.8% compared to 41.4% in the third quarter of 2021.
•
Total equipment rental gross margins were 50.5% compared to 45.6% in the third quarter of 2021. Rental gross margins were 55.6% compared to 50.9% over the same period of comparison.
•
Average time utilization (based on original equipment cost) was 73.3% compared to 71.9% in the third quarter of 2021. The Company’s rental fleet, based on original acquisition cost, closed the third quarter of 2022 at approximately $2.1 billion, an increase of $305.4 million, or 16.7%, compared to the third quarter of 2021.
•
Average rental rates increased 10.1% when compared to the third quarter of 2021, and 3.2% when compared to the second quarter of 2022.
•
Dollar utilization improved to 42.7% compared to 38.9% in the third quarter of 2021.
•
Average rental fleet age on September 30, 2022, was 40.6 months compared to an industry average age of 53.0 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

"A combination of exceptional rental rate appreciation, robust physical fleet utilization and further fleet growth resulted in record performance for our equipment rental segment," stated Brad Barber, chief executive officer of H&E. "We continue to lead the industry in average rental rate improvement, with rates in the third quarter advancing 10.1% when compared to the same quarter in 2021, and 3.2% on a sequential quarterly basis. I believe several factors contribute to our consistent pricing success, including outstanding operational execution and the use of our proprietary “Smart Rates” platform, along with an advantageous mix of equipment, and expanding geographic reach. Also, average physical fleet utilization continued to rise, closing the quarter at 73.3%, or 140 and 10 basis points ahead of the year-ago and sequential quarters, respectively. Finally, our fleet, as measured by original equipment cost (OEC), grew $305.4 million, or 16.7% from the year-ago quarter and $277.0 million, or 14.9%, since the close of 2021. We ended the third quarter with record fleet OEC of more than $2.1 billion while establishing record revenue, gross profit, and gross margin in our equipment rental segment. On a consolidated basis, records were set for adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA margin."

Mr. Barber offered an encouraging perspective on the equipment rental industry, explaining, "We expect favorable industry fundamentals to prevail through the close of 2022 and into 2023. This promising outlook is supported by a backlog of projects in the non-residential construction and industrial end markets that continue to sustain strong customer demand. In addition, global supply chains continue to constrict the availability of rental equipment. These factors reinforce a fundamentally sound business environment, leading to solid fleet utilization and favorable pricing trends. As early as 2023, we expect to benefit from the onset of numerous infrastructure projects, as well as other construction projects focused on the expansion of U.S. manufacturing capabilities and renewable energy. Collectively, these programs are expected to provide greater visibility to emerging construction opportunities."

H&E has successfully demonstrated its ability to grow, with 2022 being a record year of expansion for the Company. Concluding, Mr. Barber said, "Our strategic growth and expansion initiatives made exceptional progress in the third quarter. The previously announced acquisition of One Source Equipment Rentals Inc. (One Source), which closed on October 1, 2022, increases our branch network by 10 locations, including an initial presence in Illinois, Indiana and Kentucky. In addition, the consistent progress of our accelerated new location program was evident in the third

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

quarter, with four branches opened during the period. The latest branch openings bring the total of new locations this year to eight. With more openings expected in the fourth quarter, we are confident in achieving our goal of no less than 10 new locations in 2022. In less than two years, we have added 28 locations to our branch network and now operate 120 branches across 29 states."

FINANCIAL DISCUSSION FOR THIRD QUARTER 2022

Revenue

Total revenues improved to $324.3 million, or 17.7%, in the third quarter of 2022 from $275.4 million in the third quarter of 2021. Total equipment rental revenues of $253.6 million improved 28.6% compared to $197.2 million in the third quarter of 2021. Rental revenues of $224.1 million increased 26.9% compared to $176.7 million in the third quarter of 2021. Used equipment sales of $20.3 million decreased 34.7% compared to $31.1 million in the third quarter of 2021. New equipment sales of $23.5 million increased 21.4% compared to $19.4 million in the same quarter of 2021. Parts sales of $16.7 million declined 4.3% when compared to the third quarter of 2021, while service revenues of $8.6 million were essentially unchanged over the same period of comparison.

Gross Profit

Gross profit of $151.9 million in the third quarter of 2022 increased 33.3% compared to $113.9 million in the third quarter of 2021. Gross margin improved to 46.8% for the third quarter of 2022 compared to 41.4% for the same quarter in 2021. On a segment basis, gross margin on total equipment rentals was 50.5% in the third quarter of 2022 compared to 45.6% in the third quarter of 2021. Rental margins were 55.6% compared to 50.9% over the same period of comparison. On average, rental rates in the third quarter of 2022 were 10.1% better than rates in the third quarter of 2021. Time utilization (based on original equipment cost) was 73.3% in the third quarter of 2022 compared to 71.9% in the third quarter of 2021. Gross margins on used equipment sales improved to 53.7% in the third quarter of 2022 compared to 37.6% in the third quarter of 2021. Gross margins on new equipment sales were 13.8% in the third quarter of 2022 compared to 12.4% over the same period of comparison. Gross margins on parts sales were 29.0% in the third quarter of 2022, compared to 24.5% in the third quarter of 2021, while gross margins on service revenues were 63.2% compared to 65.2% over the same period of comparison.

Rental Fleet

The original acquisition cost of the Company’s rental fleet as of September 30, 2022, was approximately $2.1 billion, representing an increase of $305.4 million, or 16.7%, from the end of the third quarter of 2021. Dollar utilization for the third quarter of 2022 improved to 42.7% compared to 38.9% in the third quarter of 2021.

Selling, General and Administrative Expenses

Selling, General and Administrative (SG&A) expenses for the third quarter of 2022 were $87.9 million, an increase of $13.5 million, or 18.1%, compared to $74.4 million in the third quarter of 2021. The higher expenses were largely attributable to increased employee salaries, wages, incentive compensation related to increased profitability, headcount, payroll taxes and related employee costs. Higher facilities expenses, costs associated with liability insurance and professional fees also contributed to the increase in costs. SG&A expenses in the third quarter of 2022 as a percentage of total revenues were 27.1% compared to 27.0% in the third quarter of 2021. Approximately $3.3 million of SG&A expenses in the third quarter of 2022 were attributable to nine new branches opened since the third quarter of 2021.

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

Income from Operations

Income from operations for the third quarter of 2022 was $64.0 million, or 19.7% of revenues, compared to $45.7 million, or 16.6% of revenues, in the third quarter of 2021.

Interest Expense

Interest expense was $13.5 million for the third quarter of 2022, essentially unchanged from the third quarter of 2021.

Net Income

Net income in the third quarter of 2022 was $38.4 million, or $1.05 per diluted share, compared to net income in the third quarter of 2021 of $24.7 million, or $0.68 per diluted share. The effective income tax rate for the third quarter of 2022 was 25.2% compared to an effective income tax rate of 24.7% in the same quarter of 2021.

Adjusted EBITDA

Adjusted EBITDA in the third quarter of 2022 increased to $139.4 million, representing 43.0% of revenues, compared to $112.3 million, or 40.8% of revenues, in the same quarter of 2021.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, Adjusted EBITDA, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2022, for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter 2022 results today, October 27, 2022, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 27, 2022, and will continue through November 3, 2022, by dialing 877-344-7529 and entering the confirmation code 6431956.

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on October 27, 2022, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19 and inflation); (4) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (5) trends in oil and natural gas could adversely affect the demand for our services and products; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Equipment rentals	$253,564	$197,184	$680,366	$526,014
Used equipment sales	20,300	31,071	60,659	105,746
New equipment sales	23,491	19,355	71,013	70,161
Parts sales	16,745	17,503	48,976	49,939
Services revenues	8,610	8,624	25,633	24,694
Other	1,570	1,699	4,754	4,991
Total revenues	324,280	275,436	891,401	781,545
Cost of revenues:
Rental depreciation	65,952	58,339	188,261	168,305
Rental expense	33,543	28,326	93,117	80,900
Rental other	25,989	20,510	70,775	55,394
	125,484	107,175	352,153	304,599
Used equipment sales	9,396	19,383	31,815	68,426
New equipment sales	20,249	16,946	60,849	61,576
Parts sales	11,881	13,209	35,417	36,715
Services revenues	3,165	3,000	9,122	8,193
Other	2,222	1,815	6,248	4,896
Total cost of revenues	172,397	161,528	495,604	484,405
Gross profit	151,883	113,908	395,797	297,140
Selling, general and administrative expenses	87,871	74,403	248,813	213,259
Merger and other	547	9	547	115
Gain on sales of property and equipment, net	529	6,166	2,911	6,951
Income from operations	63,994	45,662	149,348	90,717
Other income (expense):
Interest expense	(13,548)	(13,430)	(40,495)	(40,298)
Other, net	883	615	2,656	2,026
Total other expense, net	(12,665)	(12,815)	(37,839)	(38,272)
Income from operations before provision for income taxes	51,329	32,847	111,509	52,445
Provision for income taxes	12,953	8,119	28,967	13,611
Net income from continuing operations	$38,376	$24,728	$82,542	$38,834

Discontinued Operations:
Income (loss) from discontinued operations before provision (benefit) for income taxes	$—	$6,411	$(2,049)	$14,246
Provision (benefit) for income taxes	—	1,602	(525)	3,626
Net income (loss) from discontinued operations	$—	$4,809	$(1,524)	$10,620

Net income	$38,376	$29,537	$81,018	$49,454

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income from continuing operations per common share:
Basic	$1.05	$0.68	$2.27	$1.07
Diluted	$1.05	$0.68	$2.26	$1.07
Net income (loss) from discontinued operations per common share:
Basic	$—	$0.13	$(0.04)	$0.29
Diluted	$—	$0.13	$(0.04)	$0.29
Net income per common share:
Basic	$1.05	$0.81	$2.23	$1.36
Diluted	$1.05	$0.81	$2.22	$1.36
Weighted average common shares outstanding:
Basic	36,462	36,296	36,402	36,232
Diluted	36,553	36,436	36,544	36,420
Dividends declared per common share outstanding	$0.275	$0.275	$0.825	$0.825

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$220,479	$357,296
Rental equipment, net	1,280,123	1,116,456
Total assets	2,218,674	2,080,447
Total debt (1)	1,251,619	1,250,000
Total liabilities	1,860,948	1,777,065
Stockholders' equity	357,726	303,382
Total liabilities and stockholders' equity	$2,218,674	$2,080,447

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes and finance lease obligations.

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H&E Equipment Services Reports Third Quarter 2022 Results

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H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Income	$38,376	$29,537	$81,018	$49,454
Net Income (loss) from discontinued operations	—	4,809	(1,524)	10,620
Net Income from continuing operations	38,376	24,728	82,542	38,834
Interest Expense	13,548	13,430	40,495	40,298
Provision for income taxes	12,953	8,119	28,967	13,611
Depreciation	73,000	65,040	209,214	188,005
Amortization of intangibles	993	993	2,978	2,978

EBITDA from continuing operations	$138,870	$112,310	$364,196	$283,726
Merger and other	547	9	547	115
Adjusted EBITDA from continuing operations	$139,417	$112,319	$364,743	$283,841

Net income (loss) from discontinued operations	$—	$4,809	$(1,524)	$10,620
Provision (benefit) for income taxes	—	1,602	(525)	3,626
Depreciation	—	—	—	4,803

EBITDA from discontinued operations	$—	$6,411	$(2,049)	$19,049
Merger and other	—	384	132	1,695
Loss on sale of discontinued operations	—	—	1,917	—
Adjusted EBITDA from discontinued operations	$—	$6,795	$—	$20,744

Adjusted EBITDA	$139,417	$119,114	$364,743	$304,585

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H&E Equipment Services Reports Third Quarter 2022 Results

October 27, 2022

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
RENTAL
Equipment rentals (1)	$224,126	$176,655	$602,551	$471,012
Rental other	29,438	20,529	77,815	55,002
Total equipment rentals	253,564	197,184	680,366	526,014

RENTAL COST OF SALES
Rental depreciation	65,952	58,339	188,261	168,305
Rental expense	33,543	28,326	93,117	80,900
Rental other	25,989	20,510	70,775	55,394
Total rental cost of sales	125,484	107,175	352,153	304,599

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	124,631	89,990	321,173	221,807
Rentals other	3,449	19	7,040	(392)
Total rental revenues gross profit	$128,080	$90,009	$328,213	$221,415

RENTAL REVENUES GROSS MARGIN
Equipment rentals	55.6%	50.9%	53.3%	47.1%
Rentals other	11.7%	0.1%	9.0%	-0.7%
Total rental revenues gross margin	50.5%	45.6%	48.2%	42.1%

(1)
Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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